Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

DRE - Q4 2009 Duke Realty Corporation Earnings Conference Call

Event Date/Time: Jan. 28. 2010 / 3:00PM ET

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CORPORATE PARTICIPANTS

Randy Henry

Duke Realty Corporation — Assistant VP, IR

Dennis Oklak

Duke Realty Corporation — Chairman, CEO

Christie Kelly

Duke Realty Corporation — EVP, CFO

CONFERENCE CALL PARTICIPANTS

Ki Bin Kim

Macquarie Research Equities — Analyst

Sloan Bohlen

Goldman Sachs — Analyst

Unidentified Participant

Analyst

Michael Bilerman

Citi — Analyst

Jamie Feldman

Bank of America/ Merrill Lynch — Analyst

Brendan Maiorana

Well Fargo Securities — Analyst

Michael Mott

Green Street Advisors — Analyst

Shane Buckner

Wells Capital Management — Analyst

PRESENTATION

Operator

Ladies and gentleman, thank you for standing by and welcome to the Duke Realty quarterly earnings conference call. (Operator Instructions). As a reminder, today’s conference call is being recorded. I would now like to turn the conference over to Mr. Randy Henry. Please go ahead, sir.

Randy Henry - Duke Realty Corporation — Assistant VP, IR

Thank you, and good afternoon everyone, and welcome to our quarterly conference call. Joining me today are Dennis Oklak, Chairman and Chief Executive Officer; Christie Kelly, Executive Vice President and Chief Financial Officer; and Mark Denien, Chief Accounting Officer. Before we make our prepared remarks, let me first remind you that the statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations.

Some of those risk factors include our continued qualification as a REIT, general business. and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of the debt and equity capital markets, and also other risks inherent in the real estate business. For more information about those risk factors, we would refer you to our 10-K, that we have on file with the SEC, dated February 25th, 2009. Now for our prepared remarks, I will turn it over to Denny Oklak.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Thank you, Randy. Good afternoon, everyone, and welcome to Duke Realty’s fourth quarter earnings call. On today’s call, I will update our view on key factors affecting our business, as well as touch on our portfolio performance for the quarter. Christie Kelly will provide an update on our 2009 financing activities and financial performance. And then, finally, I’ll discuss our 2010 FFO guidance.

What a difference a year makes, as I think back to our call last year. A year ago, we were facing a worsening US economy, the worst we have experienced in our lifetime, and no access to capital throughout the marketplace. Although the economy and business fundamentals deteriorated even further than expected, in terms of unemployment, consumer confidence, nonresidential fixed investment and GDP, we were able to execute significant transactions throughout 2009, both in the capital markets and on the leasing front.

2009 was a year of significant challenges met by successes. We raised over $1.6 billion of additional capital and renewed our line of credit in a difficult environment. We added clarity to strategic plans and we completed over 22 million square feet of leases and closed the year with positive operating momentum. However, it is still one of the most difficult and challenging operating environments we have experienced.

Although there has been some positive signs recently that the low point may have been reached in the cycle, we are not optimistic that a rebound is around the coroner 2010. While unemployment figures continue to show a national average of around 10%, in December there are some positive indicators that we may be near the bottom of this cycle. Orders in shipments for capital goods rose in December, pointing to a pick-up in business investment. Current data suggests that as inventory levels have continued to be drawn down in the fourth quarter of 2009, inventory-to-sales ratios have come down to more normal levels. Freight and shipping volumes have increased in the second half of 2009, with truck tonnage and container shipping data showing slower rates of decline, with the expectations that the trend will continue into 2010. Consumer confidence is up modestly, this month again but still gloomy and far from indicating stability or growth in our economy. This data all points to outlook that the first part of 2010 will continue to be slow, but that the second half could start seeing some pickup in activity, which would benefit our industrial product initially, with office recovery expected to lag into 2011.

Turning to operations, we ended the — 2009 with continued success. As we mentioned in our earnings release. We executed over 22 million square feet of leases in 2009, including over 6.8 million in the fourth quarter, which was our highest quarter since the fourth quarter of 2007. We also experienced overall positive net absorption of 2.6 million square feet in 2009. Occupancy in our stabilized bulk distribution portfolio was 88.9% at December 31, up about 75 basis points from the third quarter.

We had some significant deals during the quarter, including the following. In Columbus, we signed a 10-year lease with Kraft Foods to fully lease a 936,000 square foot speculative bulk industrial building. In Atlanta, we leased a previously vacant 550,000 square foot bulk building to two tenants. Both signed leases over 10 years. Safelite Glass Corporation took about 65% of the space. In Chicago, we signed a 503,000 square foot lease to fully occupy a speculative industrial building in our Dugan joint venture, which was just placed in the service in the second quarter of 2009. The lease was with RTC Industries, which manufactures and distributes sales displays internationally, and the lease is for 12 years.

On the renewal side, we executed a 437,000 square foot renewal with Philips Electronics North America at our Groveport industrial center in Columbus, Ohio. This lease extends their current lease, which expired in July of this year, out to 2013. So very good activity on the bulk industrial side.

On the office side, things continue to be slow, but we are holding our own there. The occupancy for stabilized suburban office portfolio was 85.6% at year end, down from 86.3% at September 30th. A couple key deals for the quarter included, in St. Louis, we executed an 11-year, 77,000 square foot lease with Panera Bread for their corporate headquarters. A key item to note about this deal is that we moved — they moved into a building that was fully leased by another tenant, who wished to vacate, and we received the buyout from that tenant on that portion of the space and immediately backfilled with Panera. In Raleigh, we worked with our tenant, Lenovo, to renew existing leases, totaling nearly 400,000 square feet. If you recall, we built a three-building campus for them in 2006 and 2007. The lease terms were extended by over three years, moving expirations out until 2020. And early lease terminations rights that they had were removed, in exchange for Lenovo giving back around [69,000] square feet of space. In addition, we received a buyout on the terminated space. But this transaction really shows the flexibility that we offer the tenants to assist them in their needs and still protect our interests in the long-term.

Our overall occupancy in our portfolio was 87.8% at year end, up from 87% at September 30th. At the end of 2009, our wholly owned development pipeline consisted of only four properties, comprising 660,000 square feet, which were 97% preleased with an anticipated yield of 8%. These projects require approximately $30.4 million of additional capital to deplete. Same property NOI for the year was a negative 2.7%. It was in line with our original expectations. Approximately 1.7% of this decline was driven by our blend-and-extend strategy transactions. Likewise, of the negative 5.9% for the quarter, 2.4% was attributable to the blend-and-extend transactions. And just to note, on the bulk industrial for the fourth quarter, 1.74% related to blend-extend deals. Without those we would have been at a negative 6.99%.

Our lease renewal percentage for 2009 was an outstanding 79.6% with the small growth in net effective rents. We are very pleased with our operation team’s ability to secure renewals on tenants. The 8% decline on the bulk industrial renewals on the net effective rents in the quarter is primarily attributable to some renewals on short-term leases we did on the quarter. And we spent virtually no capital on those leases.

Moving forward, we remain focused on deleveraging our balance sheet, leasing our recently placed in-service development projects, and executing on operating asset and capital strategies, in order to drive core operating income and continue offering our customers and investors quality service in returns. I’ll now turn the call over to Christie.

Christie Kelly - Duke Realty Corporation — EVP, CFO

Thanks, Denny and good afternoon, everyone. As Denny mentioned, I would like to give an overview of our capital markets and financing activities and then provide an update on our financial performance. On the capital side of our business, 2009 was a productive year. As Denny mentioned, we’ve raised over $1.6 billion in capital and improved our liquidity position significantly. The proceeds were used to fully repay amounts outstanding on our line of credit, retire $850 million of unsecured debt that was scheduled to mature at various periods through 2011, and fund our new development. We were also successful in renewing our line of credit during November, as planned. Under the terms of the renewal, the facility had the borrowing capacity of $850 million, with an interest rate on borrowings of 275 basis points plus LIBOR, and matures in February 2013. I’m also pleased to report that there is currently no balance outstanding under the facility. We have over $1 billion of liquidity available from our line of credit and cash on hand.

For fourth quarter and year-end 2009, recurring FFO was $0.31 and $1.45 respectively, which excludes the effects of certain nonrecurring adjustments and in line with our guidance. We are pleased with the results in light of the difficult operating environment we faced in 2009. The decrease in recurring FFO from 2008 to 2009 is primarily the result of the common equity offering we did in April, the exit from the merchant building business in accordance with operating strategy, and our nonstrategic disposition strategy.

A few comments about the fourth quarter and 2009 results. First we recognized $8 million of lease termination fees during the fourth quarter, most of which were associated with the transactions in Raleigh and St. Louis that Denny mentioned earlier. The key message here, is that we have been able to negotiate termination fees with some benefits to us in the longer term. Second, proceeds from the fourth quarter nonstrategic building dispositions were $144.4 million, at a stabilized capitalization rate of 8.3%, and primarily comprised of Midwest office properties as communicated in our strategic plan. For the year ended 2009, the Company received gross proceeds of nearly $300 million from the sale of nonstrategic properties and land portals. We also had a strong pipeline of dispositions that we’re working on going into this 2010.

G&A expenses for the quarter and year included $2.9 million and $9.6 million respectively of severance costs. These costs are included in our recurring FFO results. The completion of all of our capital-raising transactions has allowed us to improve on our key leverage metrics from 2008 and deliver — delever, excuse me, our balance sheet. Effective leverage was 56.5% at year end, compared to 59.8% at the end of 2008. We made great progress on this ratio, with the success of the common equity offering in early 2009, and the debt buy backs we executed throughout the year. I want to point out that we include both debt and preferred stock in our calculation.

Our fixed charge coverage ratio at year end was 1.8 compared to 1.9 for 2008. We anticipated this ratio to trend down slightly in 2009 as a result of asset dispositions and our decision to hold cash on our balance sheet towards the latter part of 2009. Net debt, debt less cash to recurring EBITDA, was 6.7 compared to 7.2 for 2009 and 2008 respectively. Again, we made significant progress to move this metric closer to our goal of 6 over the next few years.

Overall, 2009 was a very successful year due to the strength of our business and the results of our capital raising initiatives. With that, I’d like to turn it back over to Denny.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Thanks, Christie. We have announced a range for 2010 recurring FFO, of $0.95 to $1.15 per share. I’d like to provide a little color and background to our 2010 outlook. Before I talk through some of the details, I want to make a few overall comments on our guidance. Our belief is that fundamentals in 2010 will be challenging in both industrial and office as a result of weaker occupancy and pressure on rental rates.

I’ll now talk through some of the key performance metrics outlined on the 2010 range of estimates page we provided on our website. Our portfolio occupancy range for 2010 is 84% to 87.5%. Our portfolio occupancy at year end 2009 was at 87.8%. We anticipate in our guidance, to lose about 100 basis points of occupancy in the first quarter of 2010 for normal expirations that we do not expect to renew. This would put our occupancy around 86.5% at the end of the first quarter. From then, through the rest of the year, we are assuming occupancy holds fairly steady. The bottom end of the range would result from unanticipated terminations or bankruptcies, like we experienced in early 2009.

Same property NOI growth is projected at a range of negative 1% to negative 5%. In the last two quarters of 2009, our same property declined by over 5%. This trend will begin to reverse itself, and we will see some improvement in the later part of 2010. However, on average for the year, we will still be in that negative 1% to negative 5% range.

On the capital recycling front, we project proceeds from building dispositions in the range of $150 million to $350 million, and proceeds from land dispositions of $20 million to $50 million. As Christie mentioned earlier, we have a good backlog of nonstrategic assets that are poised to sell in 2010. This is consistent with our strategy to reposition our portfolio over the next few years.

Development starts are projected in the range of $100 million to $200 million. We expect medical office starts of between $100 million and $150 million, as this product type continues to experience growth opportunities as hospital and construction projects, including medical office, are expected to increase in 2010 and 2011. This results from a number of delayed projects because of the economic environment and debate over healthcare reform. The rest of the development starts will come from build-to-suit projects.

Construction volume in the range of $600 million to $750 million. If you look at the components of the projected volume, third-party construction is a significant piece this year, due primarily to the BRAC project in Washington, DC and the Baylor Cancer Center project down in Dallas, both of which are 2011 deliveries. We have assumed no gain on the sale of development properties or land in our guidance. Also note that there were no such gains in our 2009 reported recurring FFO either. We look at the disposition of any nonstrategic asset as a capital recycling function, and believe that any gains [inaudible] our recurring operational FFO. We have assumed no income tax benefits or expense in 2010 compared to $13.3 million of tax benefits included in 2009 recurring FFO. This is a result of our decision to exit the merchant building business.

G&A expenses in the range of $39 million to $45 million is our projection for this year. I would like to again mention that the 2009 G&A of $47.9 million that we reported includes approximately $9.6 million of severance costs. We reduced our total overhead expenses by over 10% in 2009. We are pleased with all that we have accomplished in 2009. We are especially pleased that we ended the year with solid leasing momentum. We know that 2010 will be another challenging year, but we are well-positioned to meet those challenges and look for opportunities. I thank you, and just before I open it up for questions, I’d like to say go Colts. Thank you.

QUESTION AND ANSWER

Operator

(Operator Instructions). Our first question is from the line of Ki Bin Kim from Macquarie. Please go ahead.

Ki Bin Kim - Macquarie Research Equities — Analyst

All right, thank you. So if you guys could break out your same-store NOI and occupancy guidance between — can you guys break it out between industrial and office for us?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Ki Bin, we don’t have that information available here today. We’ll look at that, and Randy and Mark will see if we have that data, and then we’ll try to give you some ranges out on the website.

Ki Bin Kim - Macquarie Research Equities — Analyst

And the second part, if I look at the low end of your guidance, especially the occupancy number of 84%, it seems like you only have 8% of your leases expiring in 2010. And in order for you to hit that mark, it seems like you have to retain 50% of leases and do zero new leasing, which seems like a unlikely scenario. And I know you made some comments about your first quarter tenant losses, but are there other big leases coming up that you are just not certain of, or what am I missing here?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

You really have to compare that with our guidance range. Obviously, if we were to get down to the 84%, it would not be just on normal lease expirations, Ki Bin. It would be, as I mentioned in the remarks, through bankruptcies or other tenant terminations. So, we experienced a lot of those in 2009, so we are just being very cautious going in to 2010. So, in the case that those happen, I think we will be — we could end up closer to the bottom end of that range. As I mentioned, we do know of about 100 basis points of worth is going to expire in the first quarter. The midpoint of our guidance assumes we stay flat for the rest of the year. And then, the top end of our guidance would say that we start making some leasing improvements because things improved during the year. We are sitting here today not in a position to really know for sure what the leasing environment is going to be like this year. As we said, we are pleased with the nice deals we did in the fourth quarter, but we are still very, very cautious.

Ki Bin Kim - Macquarie Research Equities — Analyst

And occupants — on your basis points, is that coming from industrial or office?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

It would be coming from industrial, the pick-up side, for two reasons. The bigger spaces, so when you do lease those, it has a bigger effect on occupancy. And quite honestly, I think we do feel moderately optimistic that we will see some kind of industrial activity that year, based on what we saw in the fourth quarter. But, we are not very optimistic on the office side. I think this office recovery, because of the unemployment and where we are in the cycle, is just going to be a little bit longer. And we just can’t really see that turning around for much any time in 2010. We certainly feel pretty good about being able to reasonably hold our own on the office side this year, but don’t see a lot of pick up.

Ki Bin Kim - Macquarie Research Equities — Analyst

One very quick question, does your guidance include you guys buying back debt in 2010?

Christie Kelly - Duke Realty Corporation — EVP, CFO

Hi, Ki Bin. No, it does not.

Ki Bin Kim - Macquarie Research Equities — Analyst

Okay. Thank you.

Operator

Next, we go to the line of Sloan Bohlen with Goldman Sachs. Please go ahead.

Sloan Bohlen - Goldman Sachs — Analyst

Hello. Good afternoon, guys. Denny, maybe we could start a little bit with your comments on office and your outlook for that. And then maybe reconcile that with what you expect for potentially selling assets as you guys reposition the portfolio a little bit. I know in the release you commented a little bit about potential dilution from sales. I wonder if you can maybe offer some more detail there.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Sure. I just think that the office business is going to be tough this year. We are now down in about the 85% range on office. Last cycle, if you look back to the last cycle, we ended up the bottom-end occupancy on the office side, around 84%, when we finally hit bottom. And my guess is, it could get close to that again on the office side here. And so, we are just watching that very closely. There is a few deals out there, but there is not a big backlog of deals on the office side. I think a lot of our customers are just being very caution right now.

Sloan Bohlen - Goldman Sachs — Analyst

My question was maybe a little bit more towards potentially selling assets and what the potential buyers of those assets would be looking for.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Yes. So, on the sales side then, a lot of what we have teed up is still from our build-to-suit portfolio for projects that we started in 2008 that are being completed. For example, the GE Aviation buildings down in Cincinnati are in the build-to-suit portfolio. We do anticipate being able to close on those when they are completed this year. And that was always our intention with those buildings. We have got a few other projects that we are looking at that we have got some contracts on. We have a VA medical office building that we are planning on completing and selling this year. So, those are most — more of the type of projects we are talking about selling. And again, that’s — those type of projects made up a lot of what we sold in 2009 also. So there is not a lot of multi-tenant type of office properties that we are anticipating selling. There are still just the build-to-suit and a lot of single-tenant product.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. And a question for Christie. Just given what spreads have done, and how much they’ve tightened, it seems like you guys are primarily sticking with asset sales as the source of delevering. But is there any thought about potentially going into the market for additional mortgage debt or potentially even unsecured?

Christie Kelly - Duke Realty Corporation — EVP, CFO

We have looked at that a little bit, and we are really paying a lot of attention and monitoring on a daily basis, as you can imagine. Both spreads as well as perspective on treasury rates, and we have got a view towards what our break-even rate is, to the extent that we were to take down some debt, and then go back out into the market and issue unsecured. Again it would all be in alignment with our capital strategy. The fact of the matter is, right now, the NPV on such a trade would be so negative that it’s really not worth going into the market at this point in time. But we are paying close attention to it.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. One last question if I could. Denny, just on a couple of the projects in the pipeline, if we could get an update. One on the Buckhead asset, or development. And secondly, it looks like in the unstabilized portion, at least on 18, just the medical office buildings. It seems like they are about half-leased. I just wonder what the lease-up progress is there.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

First of all, on the Buckhead project, we now have executed our first lease down there. Basically, the shell is complete on the project. We are now really very focused on the leasing activity, as we have been for a while. There is a number of lease opportunities in the market today. So, there is a lot of things we are working on. Obviously, what I would say is there is two things. The concessions are obviously a little bit higher than we pro forma-ed, and the tenant improvements that we are seeing in the market are higher than we originally pro formaed on that building. We are working with our construction lender to just make sure that we can execute on the leases that make sense long-term for that building. So we are just moving ahead and working on now filling the space.

Sloan Bohlen - Goldman Sachs — Analyst

Then on the medical office building?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

And on the medical office buildings, there is — we have got, basically just four buildings are that unstabilized in that portfolio. We are working our way through those. There is a good leasing activity. A lot of the lease up — most of the buildings start out somewhat preleased. The specs space then, can take a little bit longer to fill up because it’s smaller tenants with doctors offices. The hospitals are the larger tenants. The doctors’ offices, many times, are some smaller tenants, so it just takes a little longer. But, we have seen reasonably good activity. I will tell you that I think now it’s starting to pick up. Because I just think in the whole healthcare industry, this healthcare reform that was going on in DC was just hanging over the industry like a little bit of a cloud. Now, I think people are starting to loosen up because they certainly now do not believe that a major — that major healthcare bill that was getting close to passing is going to pass now.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. Thank you, guys very much.

Operator

Next we go to the line of Michael Bilerman with Citi. Please go ahead.

Unidentified Participant Analyst

Hi it’s Josh [Atty] with Michael. Could you tell us what’s the size of the asset sale pipeline, and how close are you to closing some of those deals?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Well again, our estimates for this year are $150 million to $350 million. I would tell you that in our pipeline today, we are towards the upper end of that range right now. And there is probably, again in today’s world, you just never know until the money is wired and you have got the fed reference number, then it’s closed. I would say that there is a reasonably good chance with the projects we have got teed up today, that we could get close to that higher end in the first six months of the year.

Unidentified Participant Analyst

Can you talk a little bit about your thoughts on using the revolver? If the pace of asset sales were slower than you expect, would you be inclined to use the revolver as — to temporarily fund some of your longer-term commitments until those sales came through?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

We really don’t have any longer-term commitments.

Unidentified Participant Analyst

The debt maturities and the development pipeline funding.

Christie Kelly - Duke Realty Corporation — EVP, CFO

We actually — we have got cash on hand today. And as it relates to the debt maturities, we have paid all remaining unsecured debt maturities through 2010, and are working on providing for 2011.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

The cash that we have on hand will really cover all of our development expenditures. At this point in time, when we look at the plan as we presented to you all, we don’t really show tapping into that line at all this year.

Michael Bilerman - Citi — Analyst

Okay. Thank you. Then I had a question, it is Michael Bilerman speaking. As you think about the occupancy for a second, at the high end of the range, at the optimistic case, you’re effectively, just assuming that you’re doing about 11 million square feet of leasing during the year? Effectively, I guess this is average occupancy for the year, not ending occupancy, is that right?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Yes, I think that’s about right, Michael.

Michael Bilerman - Citi — Analyst

What would be, I guess — in these ranges, what would be the ending occupancies for the year that would go around these ranges?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Again, as we have said, it would probably be in the 86% to 87% range.

Michael Bilerman - Citi — Analyst

By the end of the year.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Yes.

Michael Bilerman - Citi - Analyst

Even though you are coming down and then —

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Yes. What we said, Michael, is we think we are going to lose about 100 basis points in the first quarter. Then our assumptions really are that we hold flat for the rest of the year.

Michael Bilerman - Citi — Analyst

So that occupancy is being lost late in the first quarter then? If you are starting the year at 87.8%?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Yes. It is throughout the first quarter.

Michael Bilerman - Citi — Analyst

Right. But to get an average of 87.5& for the year, you have got to be going up above 86.5% for the back, right?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Yes, yes. I just don’t have those numbers exactly in from of me, Michael. We do though. I know that we do drop down, and then come back up a little towards the end of the year, in what our folks are looking at on the leasing side.

Michael Bilerman - Citi — Analyst

If we put the 11 million square feet — if that’s the high end of guidance, right, putting 11 square feet of leasing in, effectively. You did 15 million in 2009; you did 13 million in 2008, two extraordinarily difficult years. So, I guess what elements would actually take you down to the low end. Assuming that you are able to do that leasing volume, even if rent spreads are getting hit. I have got to imagine even if you lose a little bit to bankruptcy, or buyouts, which I know was $1.8 million in 2009 and just under $1 million in 2008 that we should not be even seeing close to 84% occupancy. And if things actually don’t come, if you don’t have much default, and you are able to get your leasing up to 13 million to 15 million square feet, in optimistic scenario, could be a lot higher than what you are putting in.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

It could be. It could be a little higher, yes. I would tell you that, again — let me try to just explain how we are looking at that. Obviously, when we say pessimistic, we mean that that isn’t very likely. There is not a very high probability of getting all the way down there. But you are exactly right. And as I said, that would be because we have some unexpected terminations, defaults, bankruptcies, and then —

Michael Bilerman - Citi — Analyst

On top of your leasing volumes being much, much lower than they have historically been.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Yes, we are anticipating leasing volume may be down a little bit this year, but that we can hold relatively consistently with those last couple years and maybe down a little bit. The real key is the unanticipated termination. So you’re right, Michael, that if we hold steady, we will probably be right around that, and look back and don’t have unanticipated terminations, do that same type of leasing volume. We will probably come out right around, or close to, the top end of that guidance.

Michael Bilerman - Citi — Analyst

So, I don’t want to put words in your mouth, Denny. But, I would say your pessimistic scenario is very pessimistic, and your optimistic is probably more of a realist.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Well, I’m not going to let you put words in my mouth, Michael because I just don’t know what to expect. We saw a lot of surprising things in 2009, and what I’m just trying to lay out for you all is the range of things that could happen. If the economy holds steady here, it looks like we saw some pretty good GEP growth in the fourth quarter. If that occurs in the first and second quarters, then I think we will have the opportunity to do some leases. We will probably lose less tenants, and I think we will get there. But again, we just don’t really know what’s going to happen, and in this environment on the bottom end, I want to provide you guys with the bottom end, that even if things turn fairly bad again, we think we will be able to make it.

Michael Bilerman - Citi — Analyst

I just want to clarify, even if you don’t do the sales, the $150 million to $300 million of asset sales, you feel comfortable that you will just leverage your line and use your existing cash, rather than come to the market with common equity?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Let me put it this way. We wouldn’t need to come to the market for anything, really. Because we have got plenty of capacity. Again, we believe with cash and through the dispositions, as Christy said, all of our 2010 maturities are basically paid. So we don’t have any real maturities until May of 2011. So, there is no reason for us to go to the market unless — for any kind of capital, unless there is some kind of transaction we want to do or some tender offer for our debt, if it ever made sense. There is really no reason for us to come to the market.

Michael Bilerman - Citi — Analyst

Denny, when you look at the 2010 sources of funds, are you including your share of the JV maturities?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Yes.

Christie Kelly - Duke Realty Corporation — EVP, CFO

Yes, we are.

Michael Bilerman - Citi — Analyst

So even including that, you feel like you have enough cash, if you didn’t sell any assets, you think you would have enough cash in revolver capacity to get through it?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Yes.

Christie Kelly - Duke Realty Corporation — EVP, CFO

Yes.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Plenty. If we didn’t sell assets, we might have to draw on the line just a little bit, but probably not even much there.

Michael Bilerman - Citi — Analyst

So most of the joint venture debt can be 100% rolled over?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Yes. There is really only one joint venture piece that is of any significance this year. That’s our joint venture with JPMorgan. We have — we are a 50% partner in that. We have a $200 million CNBS loan coming due in October. And we haven’t concluded — we could easily refinance that., that loan was done back in 2000, at about 50% loan to value. And that’s an industrial property joint venture. So we could easily refinance that.

Our partner hasn’t communicated to us yet exactly what they want to do with that. But even if we do need to repay our 50% of that loan this year, we still have cash to do it without even really drawing on the line . That’s it. There is no other

Michael Bilerman - Citi — Analyst

Okay, thank you.

Operator

Next we go to the line of Jamie Feldman with Bank of America.

Jamie Feldman - Bank of America/ Merrill Lynch — Analyst

Thank you. When you look at your guidance, and you have this 90% to 105% AFFO payout ratio. Can you talk a little bit about the safety of the dividend, even if you end up with the 90% range? And maybe, I don’t know if you’ve been able to model out taxable net income. Could you cut the dividend, and how should we think about that?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Let me start, and then Christie can jump in. But, we took hard look at this. And we really feel that that dividend is very safe. We are looking at — they really additional NOI as we do lease up that portfolio going out into 2011 and 2012, which are going to easily cover that dividend. So we just felt very comfortable leaving it at the level that it is at today. And while it could be a little tight this year, going forward as the economy eventually does improve, which it will, will easily cover it.

Jamie Feldman - Bank of America/ Merrill Lynch — Analyst

What level makes you comfortable in terms of AFFO payout?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Well, I would rather be down somewhere in the 80% to 90% level. Again, we cut the dividend a year ago, and then adjusted it when we did the offering in April, for the effect of the offering. And our intent when we did the cut last year was to take it as far as we ever thought we would need to take it. So when we are looking at this year, again we feel like we are in, not exactly where we want to be, but we are pretty close. And going forward, we don’t think it’s an issue.

Jamie Feldman - Bank of America/ Merrill Lynch — Analyst

Okay.

Christie Kelly - Duke Realty Corporation — EVP, CFO

Jamie, that covers it really. As Denny said, we have taken a very hard look at this for this year, as well as projected 2011 and 2012, and feel comfortable with supporting the current dividend level.

Jamie Feldman - Bank of America/ Merrill Lynch — Analyst

Okay. Then, can you talk a little bit more about the watch list? You said some of the downside risk is additional bankruptcies or tenant move outs. How are things in the portfolio today, in both office and warehouse?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Well, they did pick up. The first quarter of last year, we saw a lot of issues. The second and third quarters were a little better. We saw a few more issues in the fourth quarter this year. All of our folks out in the field really know, and we do have a list of tenants that are on the watch list. There is — I’m relatively certain we are going to get hit by one or two folks that just drop out this year because we know that there is two or three larger tenants on the industrial side, mainly, that we don’t think are going to make it through. So we could see more industrial vacancy from those tenants, and again, probably in the first three months of this year.

Jamie Feldman - Bank of America/ Merrill Lynch — Analyst

I assume that is the 100 basis points you are talking about. But beyond those, can you say comfortably that the worst is over — I know the worst is over. But you really don’t think unknown bankruptcies will be an issue in 2010?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

No. I can’t really say that, Jamie. Because we just experienced so many in 2009 that we are coming at us from different places, that I wouldn’t feel comfortable today saying we won’t have any more unknown bankruptcies. Maybe by the middle of the year as we see things, I will be comfortable saying that. But I can’t say I’m sitting here today saying that.

Jamie Feldman - Bank of America/ Merrill Lynch — Analyst

Then in terms of the strategic plan you announced last quarter, can you give us an update in terms of — have there been any changes to it operationally? It seemed like you were moving a lot of the market operations to the local markets. Like is everything going as planned, or have you had to tweak it at all?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

No everything is going just as planned. The key pieces are we completed our internal personnel restructuring, and that’s going just as anticipated. We are moving forward on the disposition strategy that we have laid out to change the mixture of our assets. And again, as we pointed out last quarter and at the meetings we had, a lot of that those dispositions are still coming from what was our held-for-sale portfolio, so those are moving. And then when you look at the focus of our development this year, as I mentioned, we think primarily that will consist of the medical office development this year. Which as you know, in the plan that we laid out, it is our goal to increase our investment in the medical office piece of the business, and we are moving ahead?

Jamie Feldman - Bank of America/ Merrill Lynch — Analyst

Okay. And then finally, can you just remind us what your fee stream is for the BRAC project and the Baylor project? And then, also what your yields are in the medical office projects you plan to start?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Let me start with the latter. The medical office project, we are looking at in the stabilized yield of in the 9.5 range, something like that that we think is achievable in today’s market. On the BRAC and Baylor Cancer Center projects, we got, let’s see, $400 million of fees from those two, or excuse me, of construction volume of those two in 2010. And our average fee rate on that is probably right around 5%, something like that. We were right around 5% on the BRAC project, and that’s the bulk of that development — or construction volume.

Jamie Feldman - Bank of America/ Merrill Lynch — Analyst

Then does that that fall off in 2011?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

It will fall off, but it will be pretty consistent all the way through September of 2011, at least. Because that’s when the BRAC project finishes and it’s — we — it’s going to be right up to the end.

Jamie Feldman - Bank of America/ Merrill Lynch — Analyst

Thank you.

Operator

Next, we go to the line of Brendan Maiorana with Wells Fargo. Please go ahead.

Brendan Maiorana - Well Fargo Securities — Analyst

Thanks. Good afternoon. Denny, as I look at your guidance for the year, there is obviously a decline in FFO from the same-store pool, which we hope will reverse in 2011. But there is also a significant drag on earnings from net disposition. And if I think about your deleveraging goals and getting to 45% leverage from 56% today, it would seem that you have got $1 billion or more of net dispositions that would have to occur over a several year time frame. I know a portion of that is land, which I think we talked about was around $250 million, and a portion of that will be development projects, which aren’t contributing to earnings today. But it seems like there has got to be a significant portion of the net dispositions that would be income-producing properties. Are you worried that you are going to have this continued pressure on earnings for a few years from net disposition?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Well, I’m not overly concerned about that Brendan, because we’ve got a plan here to really reposition the portfolio. And it is going take some time on the dispositions. But I think during that time period, when we are doing the dispositions, eventually we will have some opportunities to get back and invest more of that capital in development. And then ,we haven’t really talked about acquisitions, but we certainly aren’t ruling out acquisitions to advance our strategic goals and get the right assets in the right geographic locations for a long-term plan. So I think we will be able to time the dispositions and the redeployment of the capital to minimize the dilution.

Brendan Maiorana - Well Fargo Securities — Analyst

It would seem that if you are not retaining any capital, or not much, because you’re — at least for this year, you are paying out roughly — your AFFO is roughly equivalent to your dividend. You still have got a lot of net disposition activity that has to occur — net of whatever acquisitions or development that may occur, if you want to reach your leverage goal.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Yes. True. I think it’s pretty easy to do the math, and eventually there may be some time where we need equity or have we do acquisitions with equity or something like that. But it’s a long-term thing now because we don’t need it today. So it’s a long-term goal. We have said that this is going to take some time for us to get there. And our goal is really out in 2013 to have this there. Certainly we would love to get there more quickly, and if things go well we will get there more quickly. But I think it is a long-term thing. But, yes, if you look at the numbers, eventually we are going want to have some more equity in the business.

Christie Kelly - Duke Realty Corporation — EVP, CFO

Brendan, the only other thing I would like to add is that we can’t lose sight of the embedded NOI that is retained in our portfolio, which offers significant upside that has not been factored into, necessarily, the guidance for 2010. As we look toward to 2011 and beyond, we view that as the economy turns around, we will unleash that embedded NOI. As we have been able to prove time and time again, from an operating perspective which will balance out that dilutive effect. Don’t forget about that.

Brendan Maiorana - Well Fargo Securities — Analyst

That’s helpful. Christie, maybe if I could follow up on that point. If I look at your supplemental on page 19, and the projects — this is just the wholly owned stuff, but the projects, if I look at the NOI rate that you are getting on projects that have been in service greater than a year, but are less than 90% leased, you have got there about 54% leased. Is the rate of NOI that you are getting on those projects today comparable to the expected return that you would get if they were 90% or 95% leased? Meaning you are not expecting increased growth in terms of rents. If I look at your schedule on page 34, at those target returns.

Christie Kelly - Duke Realty Corporation — EVP, CFO

We do not expect and, or in the imbedded NOI that — in the numbers we quoted, Brendan, do not expect any growth in those numbers specifically. It is really at the current rental rates that we are experiencing in the portfolio. So, we haven’t been aggressive in that regard.

Brendan Maiorana - Well Fargo Securities — Analyst

Okay. And then lastly, your capitalized interest for the quarter was about $5.8 million. That seems high to me, relative to the amount of [CIP] that you have. Is there anything else that you’re capitalizing interest on?

Christie Kelly - Duke Realty Corporation — EVP, CFO

No, there isn’t, Brendan.

Brendan Maiorana - Well Fargo Securities — Analyst

If all those projects lease up and come on line, plus the projects that have been on line for less than a year, the portion that’s not leased, then we would expect to see that whole $5.8 million quarterly interest be expensed through the income statement?

Christie Kelly - Duke Realty Corporation — EVP, CFO

Yes a lot of it.

Brendan Maiorana - Well Fargo Securities — Analyst

Okay. Great, thank you.

Operator

Next we go to the line of Michael Knot with Green Street Advisors. Please go ahead.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Michael?

Operator

Mr. Knot, your line is open. Do you have your phone on mute?

Unidentified Participant Analyst

Can you guys hear me?

Randy Henry - Duke Realty Corporation — Assistant VP, IR

Now we can.

Unidentified Participant Analyst

Sorry about that, the speaker is not working. This is Lucas [Harwichen] by the way for Michael Knot. Denny, I was curious if you could comment on the mindset of your office tenants versus your industrial tenants.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

I think that’s a interesting question. Trying to figure out how to answer that. But I think I can give you insight. Let me start with industrial. I think what we are seeing right now is some of the larger companies that need distribution space are getting out there being pretty aggressive at taking space today. I think we experienced some of that in the fourth quarter because they are beginning to think we are at the bottom on where rates are going to go and what space is going to be.

Some of the folks were out there really trying to get their space needs taken care of, locking into long-term leases right now, on the industrial side. Which I think is very good idea on their part. I think it’s ultimately good for us because we are leasing up some of that space. What we found, as we mentioned in the prepared remarks, a lot of that space, and our occupancy pick up was in the new buildings. So we are seeing folks consolidate, and do some things, and want to take space in the new buildings at what they feel are very favorable rental rates and terms to date. So that is what we are seeing on the industrial side.

On the office side, what we are seeing is a little bit of the same. Folks are relocating from “b” and “c” space to “a” space, and getting the same kind of rents. What we are also seeing on the office side though, is looking for quality landlords. Tenants are finding now that they are in the middle of this downturn, and they want to renew their lease, or they want to do something to their space. They have got landlords out there that don’t have the money to do it and can’t really do the things they want to do. So the office tenants are really taking this opportunity to improve, not only the quality of their buildings, but the quality of their landlords, long-term because they realize there has been a number of issues out there on the landlord side during this downturn. So those — hopefully, that’s a little bit of what you are referring to. And those are probably the two highlights, I would say, on those product types of what we are seeing right now.

Unidentified Participant Analyst

That’s helpful. And Christie, I know you commented that Duke is not looking to raise unsecured debt right now. But I was just curious, if Duke were to go out and raise some unsecured bonds, what kinds of terms do you think you would get?

Christie Kelly - Duke Realty Corporation — EVP, CFO

Well we have got some very attractive terms that we have been looking at, to the point where, if we were to go out to issue today, it would be trading through our secondaries. So, we think that — versus historical averages, we would be very close to where we have executed historically. But again, it’s not attractive overall, just given where we are with our capital strategy, and also looking at the break-even NPV going forward. But it’s really a matter of where rates go.

Unidentified Participant Analyst

That’s it for me, thank you.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Thank you.

Operator

Our final question is from the line of Shane Buckner with Wells Capital Management. Please go ahead.

Shane Buckner - Wells Capital Management — Analyst

You mentioned earlier, possibly looking at some acquisitions. And just curious, are you seeing anything in the market now that is tempting at all?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

We haven’t seen a lot, I would say. There is a few one-off buildings that we are looking at that we think we can get for some reasonable pricing, mostly from private developers or private owners that might have some issues. Haven’t seen a lot of the big portfolios breakout yet. So we are monitoring it and looking, but we just haven’t seen a lot yet.

Shane Buckner - Wells Capital Management — Analyst

Would you primarily be looking in the industrial and healthcare areas?

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

That’s correct. That’s in line with really our asset strategy.

Shane Buckner - Wells Capital Management — Analyst

Okay. Thank you.

Dennis Oklak - Duke Realty Corporation — Chairman, CEO

Thank you.

Operator

Mister Henry, I will turn the call back to you. Any further closing comments, sir?

Randy Henry - Duke Realty Corporation — Assistant VP, IR

Yes, thanks everyone for participating. Our next call will be our first quarter 2010 quarterly call, scheduled for sometime in April. That’s it. Thank you.

Operator

Ladies and gentlemen, this conference is available for digitized replay after 5:30 PM Eastern Time today through February 5th at midnight. You may access the digitized replayer is vis at any time by calling 320-365-3844 and use the access code of 138441. That phone number is 320-365-3844, with the access code of 138441 and it is available after 5:30 PM Eastern Time today through February 5th at midnight.

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